Registration No. 333-262123

As filed with the Securities and Exchange Commission on October 31, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CFSB Bancorp, Inc.
(Exact name of registrant as specified in its charter)
United States of America	87-4396534
(State or other jurisdiction of incorporation or organization) 15 Beach Street Quincy, Massachusetts (Address of Principal Executive Offices)	I.R.S. Employer Identification No. 02170 (Zip Code)
Colonial Federal Savings Bank 401(k) Plan
(Full Title of the Plan)
Copies to:
Michael E. McFarland President and Chief Executive Officer CFSB Bancorp, Inc. 15 Beach Street Quincy, Massachusetts 02170 (617) 471-0750 (Name, Address and Telephone Number of Agent for Service)	Thomas P. Hutton, Esq. Scott A. Brown, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, Suite 780 Washington, D.C. 20015 (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (“Registration Statement”) filed with the Securities and Exchange Commission on January 12, 2022, by CFSB Bancorp, Inc., a federal corporation (the “Registrant”).

Registration Statement on Form S-8, File No. 333-262123, registering 632,188 shares of CFSB Bancorp, Inc. common stock, par value $0.01 per share, for issuance under the Colonial Federal Savings Bank 401(k) Plan and registering an indeterminate number of participation interests, all for offer and sale under the Colonial Federal Savings Bank 401(k) Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, Commonwealth of Massachusetts, on this 31st day of October, 2025.
CFSB BANCORP, INC.

By:	/s/ Michael E. McFarland
Michael E. McFarland
President and Chief Executive Officer
(Duly Authorized Representative)
No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.